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                                                                    Exhibit 99.1

Contact:                     Investor Relations                 Media Relations
                                William Pike                    Raymond O'Rourke
                                212-761-0008                      212-761-4262



                      MORGAN STANLEY DEAN WITTER ANNOUNCES
                   FIRST QUARTER NET INCOME OF $1.1 BILLION;
                            RETURN ON EQUITY OF 23%


NEW YORK, March 21, 2001 -- Morgan Stanley Dean Witter & Co. (NYSE: MWD) today reported net income of $1,075 million for the quarter ended February 28, 2001 -- a 30 percent decline from last year's record first quarter $1,544 million./1/ Diluted earnings per share were $0.94 -- down 30 percent from $1.34 a year ago.

First quarter net revenues (total revenues less interest expense and the provision for loan losses) was $6.4 billion -- 14 percent below last year. The annualized return on average common equity for the quarter was 23 percent.

Philip J. Purcell, Chairman, and Robert G. Scott, President, said in a joint statement, "We are pleased with $1 billion of net income and an ROE of 23 percent, particularly in light of the difficult markets for several of our businesses during the quarter. Some of our businesses, however, such as fixed income and equity sales and trading, have done exceptionally well. Given the possibility of a continuation of this quarter's difficult environment, we're very focused on reducing expenses while maintaining our high level of service to our clients."

SECURITIES

The Company's Securities business posted net income of $784 million, a 37 percent decrease from last year's record first quarter. The decline in earnings reflected the impact of difficult markets for equity underwriting, individual investors and principal investment activity -- partially offset by strong performances in fixed income and equity sales and trading.

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/1/ All amounts for the quarter ended February 28, 2001 exclude a net after-tax charge of $59 million, $.05 per share, resulting from the adoption of SFAS 133 on December 1, 2000. See Page F-1 of Financial Summary, Note 1.

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 .  In sales and trading, fixed income achieved near record revenues, led by record revenues in commodities, an outstanding quarter in foreign exchange, and strength in government and investment grade bond trading. Equity's first quarter revenues, while below last year's levels, were the third highest ever. The division equaled a quarterly record for commission revenues, and its derivatives products areas continued to benefit from high levels of volatility in global equity markets.

 . In investment banking, the Company's M&A advisory results were solid and do not yet reflect the slowing in global M&A activity that began late last year. For the first two months of calendar 2001, the Company ranked first in announced global M&A transactions and achieved a market share of 39 percent./2/

 . The individual investor group's (IIG) commission business declined, as retail participation in equity markets fell significantly from levels reached last year. The decline was partially offset by higher revenues from fee-based products and record quarterly fixed income revenues.

 . IIG's client assets in fee-based accounts increased 8 percent from last year's first quarter, despite the recent general market decline, to total $143 billion. Total client assets of $650 billion were $48 billion, or 7 percent, lower than a year ago.

 . The number of IIG's global financial advisors rose to a record 14,108 -- an increase of 198 for the quarter and 1,036 over the past twelve months.

 . The Company's principal investment activities had negative revenues of $46 million for the quarter compared to gains of $423 million a year ago.


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/2/ Source: Thomson Financial Securities Data - January 1 to February 28, 2001.

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ASSET MANAGEMENT

Asset Management's net income was $149 million, 7 percent below last year's first quarter.

 . The Company's assets under management declined $21 billion, or 4 percent, from a year ago to $492 billion.

 . Retail assets declined $6 billion during the quarter and $15 billion from a year ago -- to stand at $309 billion. Positive net sales in both the three and twelve month periods were more than offset by declines in market values. Institutional assets declined $2 billion for the quarter and $6 billion from a year ago -- to stand at $183 billion.

 .  During the quarter, the successful launch of the Morgan Stanley Dean Witter
   All Star Growth Fund raised $430 million.

 . The number of the Company's funds rated four or five stars by Morningstar rose to 64 compared to 52 a year ago. The Company has the second highest number of domestic funds receiving one of Morningstar's two highest ratings./3/


CREDIT SERVICES

Credit Services net income was $142 million -- driven by higher credit card loan balances and transaction volume, partially offset by a decline in credit quality.

 . Managed credit card loans rose to a record $49.5 billion, an increase of $7.5 billion, or 18 percent, from a year ago.

 . Merchant and cardmember fees rose 6 percent to $629 million. Transaction volume increased 4 percent from first quarter 2000 to $24.4 billion, driven by higher quarterly sales volume.


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/3/ As of February 2001.

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 .  The credit card net charge-off rate increased to 4.79 percent, 13 basis points higher than last year's first quarter 4.66 percent. The over-30-day delinquency rate was 6.34 percent compared to 5.58 percent a year ago. The increases in both charge-offs and delinquencies reflect the weakening of the domestic economy that began during fourth quarter 2000.

 . Total non-interest expenses rose 14% over a year ago, driven by increased investments in customer service collection activities and a continuation of business growth initiatives. The ratio of operating expenses to average consumer loans, however, remained below last year's first quarter level.

 . Discover opened almost 1.4 million new cardmember accounts during the quarter, bringing the total number of cardmember accounts to a record 43.7 million.


The Company has repurchased approximately 9 million shares of its common stock since the end of fiscal 2000. The Company also announced that its Board of Directors declared a $0.23 quarterly dividend per common share. The dividend is payable on April 27, 2001 to common shareholders of record on April 6, 2001.

Total capital at February 28, 2001 was $51.2 billion, including $20.2 billion of common and preferred stockholders' equity and preferred securities issued by subsidiaries. Book value per common share was $17.23, based on shares outstanding of 1.1 billion.

Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management, and credit services. The Company has more than 600 offices in 27 countries around the world.


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Access this press release on-line @www.msdw.com

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                            (See Attached Schedules)


This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Certain Factors Affecting Results of Operations" in "Managements Discussion and Analysis of Financial Condition and Results of Operations" and "Competition and Regulation" under each of "Securities," "Asset Management" and "Credit Services" in Part I, Item 1 in the Company's 2000 Annual Report on Form 10-K.